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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 File Nos. 333-145001, 333-139218, 333-16341, 333-85144 and
333-85144-01 through -09; and Form S-8 File Nos. 33-55783, 33-57237, 33-61739,
333-03383, 333-06209, 333-16413, 333-16415, 333-28419, 333-59467, 333-62647,
333-78623, 333-94787, 333-94789, 333-61670, 333-108881, 333-108882, 333-108883,
333-138433, 333-138435 and 333-138436) of Lear Corporation and in the related Prospectus of our reports dated February 13, 2008, with respect to the consolidated financial statements and schedule of Lear Corporation and the effectiveness of internal control over financial reporting of Lear Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Detroit, Michigan
February 13, 2008